Exhibit 5.3

December 22, 2004

Quality Distribution, LLC

QD Capital Corporation

3802 Corporex Park Drive

Tampa, Florida 33619

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-114485) of Quality Distribution, LLC, a Delaware limited liability company, and QD Capital Corporation, a Delaware corporation (the “Issuers”), in connection with the Issuers’ offer (the “Exchange Offer”) to exchange up to $125,000,000 principal amount of the Issuers’ 9% Senior Subordinated Notes due 2010 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed (the “Guarantee”) by, among others, M T L of Nevada, a Nevada corporation (the “Nevada Guarantor”), for a like principal amount of the Issuers’ outstanding 9% Senior Subordinated Notes due 2010 (the “Old Notes”), which Old Notes have also been guaranteed by such guarantor. We have acted as special Nevada (the “State”) counsel to the Nevada Guarantor.

We have been furnished with unexecuted copies of each of the documents listed below:

1.	The Indenture dated as of November 13, 2003, among the Issuers, the guarantors named therein and the Bank of New York, as Trustee (the “Indenture”);

2.	A certain form of Guarantee to be executed by the Nevada Guarantor, as contained in Exhibit “E” to the Indenture (the “Guarantee”); and

3.	A certain form of initial note to be issued as the 9% Senior Subordinated Notes due 2010 (the “Notes”).

RENO OFFICE

100 WEST LIBERTY STREET, TWELFTH FLOOR, RENO, NEVADA 89504    TEL (775) 786-5000    FAX (775) 786-1177

Quality Distribution, LLC

In addition, we have reviewed the following:

4.	Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State with respect to the Nevada Guarantor, dated December 20, 2004 (the “Nevada Guarantor Good Standing Certificate”);

5.	Articles of Incorporation of the Nevada Guarantor as filed with the Nevada Secretary of State on December 20, 1995 (the “Articles”);

6.	Bylaws of the Nevada Guarantor, as adopted by the Board of Directors on December 28, 1995 (the “Bylaws”);

7.	Articles of Merger of CLTL of Nevada and the Nevada Guarantor as filed with the Nevada Secretary of State on December 30, 2002; and

8.	An Officer’s Certificate pertaining to resolutions adopted by the Nevada Guarantor on December 21, 2004.

The documents described above in items 1 through 3 are collectively referred to herein as the “Transaction Documents.” The documents described above in items 4 through 8 are collectively referred to herein as the “Organizational Documents.” The Organizational Documents and the Transaction Documents are collectively referred to as the “Documents.”

In our examination of the Documents, we have assumed that all statements of fact contained therein are and remain, as of the date hereof, true. We have also investigated such questions of law as we considered necessary or appropriate for the purpose of rendering the opinions set forth herein.

Assumptions

In rendering the opinions contained herein, we have, with your consent, assumed without inquiry (a) the due authorization, execution and delivery of the Transaction Documents by all parties thereto, other than the Nevada Guarantor; (b) that the Transaction Documents constitute valid, legal, binding and enforceable obligations of all parties thereto, other than the Nevada Guarantor; (c) that each party to the Transaction Documents, other than the Nevada Guarantor, is duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation; (d) the power and authority, corporate or otherwise, of each party, other than the Nevada Guarantor, to execute, deliver and perform such instruments, documents and agreements to which such party is a signatory and that all necessary corporate action to authorize the execution of the Transaction Documents has been taken; (e) that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the Documents, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (f) that each natural person executing any of the Transaction Documents is legally competent to do so; (g) that the parties to the Transaction Documents acted in good faith and not with an intent to evade the law of the real situs of such agreements in agreeing to the choice of laws provisions in such agreements; and (h) that the Transaction Documents will be executed and delivered in the same form as submitted to us for our review.

Quality Distribution, LLC

In addition, we note that the choice of law provisions in the Transaction Documents provide for the law of another state (i.e., other than the State) or province and country to govern the rights and obligations of the parties thereto in certain respects. For purposes of the opinions expressed in this letter we have assumed, with your permission, that all provisions of the Transaction Documents are governed by the laws of the State. Notwithstanding the express provisions of the Transaction Documents, we express no opinion as to which law will govern the Transaction Documents. The law covered by this opinion is limited to the law of the State (except for securities or Blue Sky laws on which we express no opinion). We express no opinion with respect to the law of any other jurisdiction and no opinion with respect to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We have assumed that you have complied with all state and/or federal laws and regulations applicable to you arising out of the Transaction Documents.

Opinions

Subject to the foregoing assumptions and the limitations and qualifications hereinafter set forth, we are of the opinion that:

1.	The Nevada Guarantor is a corporation duly incorporated, validly existing and, based solely upon the Nevada Guarantor Good Standing Certificate, in good standing under the laws of the State.

2.	The execution, delivery and performance of the Indenture and the Guarantee have been duly authorized by all necessary corporate action on the part of the Nevada Guarantor.

3.	The Guarantee constitutes the legal, valid and binding obligation of Nevada Guarantor, enforceable in accordance with its terms.

Limitations and Qualifications

In addition to the other limitations and qualifications described herein, the foregoing opinions are subject in all respects to the following limitations and qualifications:

Whenever our opinion in this letter with respect to the existence or absence of facts is qualified by the phrase “to our actual knowledge,” or terms of similar import, it is intended to signify that during the course of our representation of the Nevada Guarantor, no information has come to the attention of lawyers currently members of or associated with this firm who have performed services on behalf of the Nevada Guarantor in connection with the Documents which would give us actual knowledge of any facts inconsistent with this opinion. We have not undertaken any independent investigation to determine the existence or absence of those facts, and no inference as to our knowledge of the existence or absence of those facts shall or may be drawn from our representation of the Nevada Guarantor. As to various questions of fact material to this opinion, we have, except where we have actual knowledge to the contrary, relied upon the truth and completeness of the representations and warranties made by all parties in the Documents.

Quality Distribution, LLC

We express no opinion as to any document to which reference is made in any of the Transaction Documents other than the Transaction Documents themselves.

The opinions expressed in paragraph 3 above is additionally subject to the following:

(A) The effect of any applicable bankruptcy, exemption, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the rights of creditors.

(B) Any limitations on the remedies of specific performance, injunction and other forms of equitable relief because they are subject to certain standards of equity jurisdiction, equitable defenses and the discretion of the court.

(C) Generally applicable laws and judicially created doctrines specifying the methods of enforcement of obligations and/or limiting the availability of certain remedies if a specified remedy is utilized.

(D) The qualification that certain provisions of the Guarantee are not or may not be enforceable in whole or in part under applicable law, and that general principles of reasonableness, good faith, fair dealing and equity (regardless of whether raised in a proceeding in equity or at law) may lead a court to decline to enforce certain provisions of the Agreement, but inclusion of such provisions does not affect the overall validity of the Guarantee.

(E) The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations, or rights granted by law, where such waivers are against public policy or prohibited by law.

This letter is issued in the State and by issuing this letter the law firm of Jones Vargas shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter to the addressees the law firm of Jones Vargas does not consent to the jurisdiction of any state but the State and any claim or cause of action arising out of the opinions expressed herein must be brought in the State.

This opinion is furnished by us as counsel for the Nevada Guarantor solely for the purposes contemplated by the Exchange Offer. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ JONES VARGAS
JONES VARGAS